Exhibit 15.1

Kost Forer Gabbay & Kasierer 3 Aminadav st. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com/il

Board of Directors
Lumenis Ltd.
Yokneam, Israel

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (333-148460) on Form S-8 of Lumenis Ltd., of our report dated June 30, 2009 with respect to the consolidated balance sheet of Lumenis Ltd. as of December 31, 2008 and the related consolidated statement of operations, changes in shareholders’ equity (deficiency) and cash flows for the year ended December 31, 2008, which report appears in the annual report on Form 20-F of Lumenis Ltd. for the year ended December 31, 2008.

/s/Kost Forer Gabbay & Kasierer —————————————— KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
June 30, 2009